Exhibit 99(c)
                          PRESS RELEASE


FOR IMMEDIATE RELEASE
WEDNESDAY
JULY 23, 1997

CONTACT PERSON:         STACY DUCKETT, VICE PRESIDENT
                        CORPORATE COMMUNICATIONS
                        (501) 688-8229

AND                     GLENN HOM
                        (714) 547-6383


           TCBY ANNOUNCES SALE OF CARLIN MANUFACTURING
                      TO COMPANY PRESIDENT

LITTLE ROCK, AR - Wednesday (July 23, 1997) - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced the sale of its subsidiary, Carlin Manufacturing--an international leader in mobile foodservice solutions--to Carlin President Ralph Goldbeck, who seeks to redirect the company's corporate strategy toward the most profitable foodservice segments.

"When TCBY originally announced its intent to divest Carlin to concentrate on its core business, I knew the opportunity was perfect for Carlin as well," said Goldbeck. "This company can now do the same by channeling resources toward what we do best, building and designing mobile kitchens for the foodservice industry."

Prior to the acquisition, Carlin also built foodservice kiosks and customized specialty vehicles for communications, retail and medical applications.

Goldbeck was named vice president of Carlin Manufacturing in 1986 and later took over as president in 1993. The company attracted many high-profile clients under his leadership, with projects such as the Oscar Mayer Weinermobile and Burger King Mobile Kitchens.

Since then, Carlin has established a strong reputation for quality and dependability, with vehicles operating in 28 countries worldwide. Recent accounts have included the successful Motorola FoodWorks Mobile Kitchens and the Golden Gate Bridge Cafe in San Francisco, Calif.

"Strategic decisions made and implemented by the company in 1996 included the sale of Carlin," said TCBY Chairman and CEO Frank D. Hickingbotham. "While we certainly intend to remain a customer, we determined that Carlin would operate most successfully as its own company."

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the TCBY"(Registered) and Juice Works(Registered) brands.

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